UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 7, 2013

PRO-DEX, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-14942	84-1261240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2361 McGaw Avenue

Irvine, Ca. 92614

(Address of principal executive offices, zip code)

(949) 769-3200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

On June 7, 2013, director William L. Healey resigned from his position as a member of the Board of Directors of Pro-Dex, Inc. (the “Company”). Mr. Healey’s resignation also serves to remove him as a member of the Nominating and Governance Committee of the Board. Mr. Healey’s resignation is not due to any disagreements on any matter relating to the Company’s operations, policies or practices. A copy of Mr. Healey’s resignation letter is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On June 10, 2013, the Board of Directors appointed Harold A. Hurwitz as a member of the Board of Directors to fill the vacancy created by Mr. Healey’s resignation. Mr. Hurwitz has served as the Company’s Chief Financial Officer since October 2010 and as Chief Executive Officer and President since February 2013. In addition, Mr. Hurwitz has served as a member of the Investment Committee since the formation of the committee by the Board of Directors in April 2013. Mr. Hurwitz will continue to serve in all such capacities concurrent with his service on the Board of Directors.

In connection with his appointment as Chief Executive Officer and President in February 2013, the Company and Mr. Hurwitz entered into an at-will employment arrangement (the “February 2013 Employment Arrangement”), the terms of which incorporate the terms of Mr. Hurwitz’s previously existing employment arrangement dated August 23, 2010 (the “August 2010 Employment Arrangement”), except for the base compensation stated therein, and Mr. Hurwitz’s existing Change of Control Agreement dated July 19, 2011. The February 2013 Employment Arrangement, the August 2010 Employment Arrangement and the Change of Control Agreement are described in the Company’s previous filings with the Securities and Exchange Commission (“Commission”), including in the Company’s definitive proxy statement filed with the Commission on December 20, 2012. As an officer of the Company, Mr. Hurwitz is not eligible to participate in the Company’s 2013 Director Compensation Plan and will receive no additional compensation for his service on the Company’s Board of Directors.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Letter from William L. Healey to Mr. Nick Swenson dated June 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2013	PRO-DEX, INC. (REGISTRANT).

	By:	/s/ Harold A. Hurwitz
Harold A. Hurwitz
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 99.1	Letter from William L. Healey to Mr. Nick Swenson dated June 7, 2013.